Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Section 16(a) forms furnished to the registrant, the registrant believes that all applicable Section 16(a) filing requirements were complied with, except that there were late Form 3 filings for the following persons or entities:

Akshay Shah
Bennett J. Goodman
The Blackstone Group L.P.
Blackstone Group Management L.L.C.
Blackstone Holdings I L.P.
Blackstone Holdings I/II GP Inc.
Brad Marshall
Charles P. Pizzi
David J. Adelman
Daniel Harlan Smith, Jr.
Darren Richman
David L. Cohen
Douglas I. Ostrover
Doug Logigian
Gerald F. Stahlecker
GSO Advisor Holdings L.L.C.
GSO Capital Partners LP
J. Albert Smith III
Jason Griffin New
Michael C. Forman
Michael William Whitman
Oliver C. Mitchell, Jr.
Philip E. Hughes, Jr.
Robert I. Hoffman
Ryan Mollett
Salvatore R. Faia
Stephen A. Schwarzman
Stephen S. Sypherd
Thomas J. Gravina
Walter W. Buckley, III
William B. Goebel
Zachary Klehr